Exhibit 99.1

NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, # 105
NYSE MKT:IHT		Phoenix, Arizona 85020
FISCAL 2015		Phone: 602-944-1500

IHT Declares 44th Consecutive Annual Dividend

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, January 5, 2015 - InnSuites Hospitality Trust (NYSE MKT:IHT)

On December 29, 2014, InnSuites Hospitality Trust (“IHT”) (NYSE MKT:IHT) declared a dividend of $0.01 per share payable on January 30, 2015 to shareholders of record as of January 19, 2015. With an uninterrupted 44 year dividend history, IHT has consistently paid dividends since the formation of the Trust in 1971.

InnDependent Boutique Collection ("IBC Hotels"), a division of InnSuites Hospitality Trust, continues to grow as one of the world's largest independent hotel networks providing advanced distribution and reservation technologies and soft branding along with InnDependent InnCentives boutique hotel loyalty program to over 6,500 independently owned hotel members representing 20,000+ hotels in 170 countries worldwide. IBC Hotels looks forward to co-sponsoring the InnDependent Lodging Summit and Trade show in Tucson, Arizona March 15 - 17, 2015 at Hotel Tucson City Center InnSuites in conjunction with Independent Lodging Industry Association (ILIA) and InnJoy Travel.

IBC Hotels has successfully completed its integration with Roomer's Cancellation Protection and National Travel Deal's discounted Rental Car services to IBC Hotels guests when booking.   These 2 additional optional services at booking are not only new and revolutionary offerings for independent hoteliers and guests that has not previously been offered leading but also provides a streamlined overall travel booking process and ultimately better customer satisfaction.

On December 29, 2014, IHT borrowed $400,000 from a private investor with an annual interest rate of 7.0% with monthly interest only payments due. This note is payable on demand or payable on February 15, 2018, whichever occurs first. Also, the Board of Trustees has approved changing its transfer agent to First American Stock Transfer, Inc., effective February 1, 2015.

With the exception of historical information, the matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov